UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 28, 2013

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800

(Address of principal executive offices)	(Zip Code)

(412) 433-1121

(Registrant's telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 30, 2013, United States Steel Corporation issued a press release announcing that Mr. Mario Longhi was elected President and Chief Operating Officer, effective June 1, 2013.  The full text of the press release is filed herewith as Exhibit 99.1.

In connection with his election to this position, Mr. Longhi’s base salary was increased to $900,000 per year and his annual award under the Long-Term Incentive Compensation Program for 2013 was valued at $1,591,861 on the date of grant, which was May 28, 2013, with 40% of the value received in performance awards, 30% of the value in the form of premium-priced stock options, and 30% of the value in the form of restricted stock units. The premium-priced stock options have an exercise price of $25, which is approximately 34% above the fair market value of $18.64 on the date of grant.

(e) On May 28, 2013, the Compensation & Organization Committee of the Board of Directors amended the Administrative Regulations for the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan to increase the comparative total shareholder return (TSR) performance standards that must be achieved for payout of the performance awards. For the 2013 annual award, the threshold performance requirement was increased from the 25th percentile to the 30th percentile (of the Company’s peer group) for which 50% of a target award would be earned; the target performance requirement was increased from the 50th percentile to the 60th percentile for which 100% of a target award would be earned; and the maximum performance requirement was increased from the 75th percentile to the 90th percentile for which an award of 200% of target would be earned. A copy of the amended Administrative Regulations is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Administrative Regulations for the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan, as Amended and Restated, effective May 28, 2013.

99.1	Press Release dated May 30, 2013 titled “United States Steel Corporation Elects Mario Longhi to President and Chief Operating Officer”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By:	/s/ Gregory A. Zovko
Gregory A. Zovko
Vice President & Controller

Dated: May 30, 2013